News Release

CDI Corp. Reports First Quarter 2009 Results and Announces Dividend

Philadelphia (April 30, 2009) - CDI Corp. (NYSE:CDI) today reported financial results for the first quarter ended March 31, 2009 and announced a quarterly cash dividend.

For the quarter ended March 31, 2009, the company reported a net loss of $0.9 million, or $0.05 per diluted share, compared to net earnings of $7.9 million, or $0.39 per diluted share, in the prior-year quarter. Included in the current quarter results are $1.3 million in reorganization charges associated with severance payments and real estate exit costs.

Excluding the reorganization charges, net earnings for the first quarter were essentially breakeven. First quarter revenue decreased 22.2% (or 16.8% on a constant currency basis) to $228.7 million compared to revenue of $293.9 million in the prior-year quarter.

A quarterly cash dividend of $0.13 per share will be paid on May 28, 2009 to all shareholders of record as of May 14, 2009.

“As anticipated, the company’s first quarter results were driven by the same factors that influenced fourth quarter 2008 performance. We continued to see weakness in hiring demand, particularly in the U.K. construction market, and in permanent placement demand in the industries served by our Management Recruiters International segment resulting in reduced royalty payments,” said President and CEO, Roger H. Ballou. “We also saw further staffing reductions and project delays in CDI Engineering Solutions’ Process & Industrial vertical.

“We continue to take prompt and prudent steps to reduce costs while ensuring that we maintain high quality service and are poised to quickly respond to our customers’ needs when capital spending and hiring rebound.”

Business Segment Discussion

CDI Engineering Solutions revenue declined 17.7% versus the prior-year quarter driven by the aforementioned weakening in the Process & Industrial vertical somewhat offset by organic growth in Government Services and growth due to a previously-announced 2008 acquisition in the Aerospace vertical. Operating profit declined to $3.4 million, a decrease of 68.1% versus the prior-year quarter driven primarily by a reduction in higher-margin project engineering and permanent placement revenue and reorganization charges of $0.8 million. Operating profit for the quarter also includes $0.3 million of operating losses associated with the company’s ownership in joint ventures.

Management Recruiters International, Inc. revenue declined 25.5% versus the prior-year quarter reflecting continued declines in royalty revenue, contract staffing and franchise sales. Operating profit decreased $2.2 million to essentially breakeven on a year-over-year basis primarily due to the decline in high margin royalties and reorganization charges of $0.2 million.

U.K.-based AndersElite (Anders) revenue declined 54.6% (36.7% on a constant currency basis) versus the prior-year quarter driven by a steep drop in construction industry permanent placement revenue and by weakness in contract staffing. Anders reported an operating loss of $1.2 million versus an operating profit of $2.8 million in the prior-year quarter primarily reflecting a decline in high-margin permanent placement revenue.

CDI IT Solutions reported a 1.9% increase in first quarter revenue driven by continued growth in a large staffing account somewhat offset by declines in automotive accounts. Operating profit increased more than $1.0 million on a year-over-year basis to $1.2 million reflecting effective expense controls, somewhat offset by $0.2 million in reorganization charges.

Corporate Summary

Corporate overhead costs decreased 12.8% on a year-over-year basis primarily reflecting cost containment steps.

“CDI ended the quarter with $66.0 million in cash and cash equivalents,” said Ballou. “With our cash on-hand and untapped borrowing capacity, we should have sufficient resources to support organic revenue growth, capital spending, shareholders dividends, our stock repurchase program and potential acquisitions.”

Business Outlook

“We were able to reduce total operating and administrative expenses in the first quarter by over $12.2 million versus the year-ago quarter,” said Ballou. “Included in the first quarter is $1.3 million in reorganization charges which should not reoccur. We would expect expenses to decline an additional $1.5 million to $2.0 million in the second quarter based on cost reduction initiatives we have already taken.

“We anticipate continued weakness in hiring demand in most sectors of our business well into 2009. However we are seeing some signs of bottoming in the capital spending-driven engineering area as prices stabilize for a broad range of chemicals and specialty chemicals.

“Due to these factors, we anticipate that overall second quarter 2009 revenue could decline 20.0% to 27.0% (or 16% to 21% on a constant currency basis, assuming recent foreign exchange rates) when compared to the second quarter of 2008. We would expect to be profitable in the second quarter even with revenue at the low end of this range.”

Financial Tables Follow

Conference Call/Webcast
CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com. An online replay will be available at www.cdicorp.com for 14 days after the call.

Company Information
Headquartered in Philadelphia, CDI Corp. (NYSE:CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing. Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, and Management Recruiters International, Inc. Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategies for growth and future financial results (such as revenues, pre-tax profit and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," “should”, intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: continued deterioration in general economic conditions and levels of capital spending by customers in the industries that we serve; further weakness in the financial and capital markets which may result in the postponement or cancellation of our customers’ capital projects or the inability of our customers to pay our fees; competitive market pressures; our ability to maintain and grow our revenue base; the availability and cost of qualified labor; adverse consequences arising out of the U.K. Office of Fair Trading investigation; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in customers' attitudes towards outsourcing; credit risks associated with our customers; changes in tax laws and other government regulations; the possibility of incurring liability for our activities, including the activities of our temporary employees; our performance on customer contracts; and government policies or judicial decisions adverse to our businesses. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Vincent Webb
Vice President, Corporate Communications & Marketing
215-636-1240
Vince.Webb@cdicorp.com

Mark Kerschner
Chief Financial Officer
215-636-1105
Mark.Kerschner@cdicorp.com

###

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended
	March 31,		December 31,
	2009	2008	2008

Revenue	$228,652	$293,880	$253,641

Cost of service	181,225	222,625	199,617

Gross profit	47,427	71,255	54,024

Operating and administrative expenses	48,078	60,292	57,205

Operating profit (loss)	(651)	10,963	(3,181)

Other income and expense, net	259	1,248	844

Equity in losses from affiliated companies	(302)	-	(406)

Earnings (loss) before income taxes	(694)	12,211	(2,743)

Income tax expense	226	4,287	871

Net earnings (loss)	$(920)	$7,924	$(3,614)

Diluted net earnings (loss) per share	$(0.05)	$0.39	$(0.19)

Average diluted number of shares	18,903	20,405	18,975

	March 31,		December 31,
Selected Balance Sheet Data:	2009	2008	2008

Cash and cash equivalents	$66,019	$110,043	$61,761

Accounts receivable, net	$195,567	$223,401	$193,338

Current assets	$279,666	$343,628	$273,293

Total assets	$386,661	$447,317	$383,199

Current liabilities	$87,901	$95,124	$79,993

Shareholders' equity	$287,253	$338,901	$291,385

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tablesav
(Unaudited)
(in thousands, except per share data)

	For the three months ended
	March 31,		December 31,
Selected Cash Flow Data:	2009	2008	2008

Depreciation and amortization expense	$2,894	$2,850	$3,104

Capital expenditures	$1,721	$4,444	$682

Dividends paid	$2,465	$2,646	$2,461

Free cash flow for the quarter ended March 31, 2009 is shown below:

Net cash provided by operating activities	$9,701
Less: capital expenditures	(1,721)
Less: dividends paid	(2,465)
Free cash flow	$5,515

	For the three months ended
	March 31,		December 31,
Selected Earnings and Other Financial Data:	2009	2008	2008

Revenue	$228,652	$293,880	$253,641

Gross profit	$47,427	$71,255	$54,024

Gross profit margin	20.7%	24.3%	21.3%

Operating and administrative expenses as a percentage of revenue	21.0%	20.5%	22.6%

Corporate expenses	$4,435	$5,086	$4,500

Corporate expenses as a percentage of revenue	1.9%	1.7%	1.8%

Operating profit margin	-0.3%	3.7%	-1.3%

Effective income tax rate	-32.6%	35.1%	-31.8%

After-tax return on shareholders’ equity (a)	3.4%	9.8%	6.2%

Pre-tax return on net assets (b)	7.5%	21.4%	14.0%

Variable contribution margin ©	NM	NM	NM

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended
	March 31,		December 31,
Selected Segment Data:	2009	2008	2008

Engineering Solutions
Revenue	$128,555	$156,152	$142,217
Gross profit	25,167	34,700	28,290
Gross profit margin	19.6%	22.2%	19.9%

Operating profit (d)	3,449	10,821	865
Operating profit margin	2.7%	6.9%	0.6%

Management Recruiters International
Revenue	$14,621	$19,631	$17,487
Gross profit	7,055	10,694	9,231
Gross profit margin	48.3%	54.5%	52.8%

Operating profit	4	2,250	1,117
Operating profit margin	0.0%	11.5%	6.4%

AndersElite
Revenue	$28,034	$61,740	$35,992
Gross profit	4,899	15,664	5,967
Gross profit margin	17.5%	25.4%	16.6%

Operating profit (loss)	(1,199)	2,775	(1,736)
Operating profit margin	-4.3%	4.5%	-4.8%

IT Solutions
Revenue	$57,442	$56,357	$57,945
Gross profit	10,306	10,197	10,536
Gross profit margin	17.9%	18.1%	18.2%

Operating profit	1,228	203	667
Operating profit margin	2.1%	0.4%	1.2%

	For the three months ended
Engineering Solutions Revenue	March 31,		December 31,
by Vertical (e):	2009	2008	2008

CDI Process and Industrial	$90,606	$122,668	$104,716
CDI Government Services	21,894	19,845	20,963
CDI Aerospace	16,055	13,639	16,538

Total Engineering Solutions Revenue	$128,555	$156,152	$142,217

(a) Current quarter combined with the three preceding quarters' net earnings divided by the average shareholders’ equity.

(b) Current quarter combined with the three preceding quarters' pre-tax earnings divided by the average net assets.  Net assets include total assets minus total liabilities excluding cash, external debt and income tax accounts.

(c) Year-over-year change in operating profit divided by year-over-year change in revenue. The calculations for the three months ended March 31, 2009, March 31, 2008 and December 31, 2008 are not meaningful (NM) because both revenue and operating profit declined.

(d) Includes $302 and $406 of equity in losses associated with the Company's joint ventures for the three months ended March 31, 2009 and December 31, 2008, respectively.

(e) Effective with the second quarter of 2008, Engineering Solutions began reporting on three verticals reflecting the decision to re-align the management and operations of Life Sciences into Process & Industrial. Prior periods have been revised to reflect the new operating structure.